EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2004 relating to the financial statements and financial statement schedule of Kindred Healthcare, Inc., which appears in Kindred Healthcare Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PRICEWATERHOUSECOOPERS LLP

Louisville, Kentucky

June 23, 2004